Filed pursuant to Rule 424(b)(3) Registration No 333-230290
PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus Dated May 3, 2019)

RIOT BLOCKCHAIN, INC.

4,009,324 Shares of Common Stock

This prospectus supplement (this “Prospectus Supplement”) updates, amends, and supplements the information previously included in the prospectus dated May 3, 2019, relating to the sale or other disposition from time to time of up to 4,009,324 shares (the “Shares”) of the common stock, no par value per share, of Riot Blockchain, Inc. by the selling stockholders identified in this Prospectus Supplement. In this Prospectus Supplement, references to the “Company,” “Riot,” the “Registrant,” “we,” “us” and “our” or similar terms are to Riot Blockchain, Inc., a Nevada corporation, and its consolidated subsidiaries.

The sole purpose of this Prospectus Supplement is to modify certain information in the prospectus to which it relates set forth under the heading “Selling Stockholders” by providing updated information regarding the selling stockholders. No additional securities and no new information regarding the Company is included in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, our prospectus, including all amendments and supplements thereto. This Prospectus Supplement should be read in conjunction with the prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified in its entirety by reference to the prospectus except to the extent that the information herein modifies or supersedes the information contained in the prospectus. The prospectus is only modified as specifically amended by this Prospectus Supplement.

All references in the prospectus to “this prospectus” are amended to read “this prospectus, as supplemented and amended by the prospectus supplement dated September 2, 2020.”

Our common stock is currently traded on the NASDAQ Capital Market under the symbol “RIOT.” On September 1, 2020, the last reported sales price for our common stock was $3.75 per share.

Investing in the securities offered by this Prospectus Supplement and the prospectus to which it relates involves a high degree of risk and an investor should only purchase the Registrant’s securities if he or she can afford to suffer the loss of his or her entire investment. In determining whether to purchase the Registrant’s common stock, an investor should carefully consider all of the material risks described under Item 1A under the heading “Risk Factors” in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2020, as amended, and as supplemented and updated by the Registrant on its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with the financial or other information contained or incorporated by reference in such reports (collectively, the “Periodic Reports”). In addition to the risks discussed in the Periodic Reports, other risks not presently known to the Registrant or that the Registrant currently believes to be immaterial may also adversely affect the Registrant’s business, financial condition and results of operations, perhaps materially. The prospectus and the Periodic Reports filed by the Corporation also include forward-looking statements, and actual results and events may differ substantially from those discussed or highlighted in those forward-looking statements. Please review the Sections entitled “Forward-Looking Statements” contained in the prospectus and the Registrant’s Periodic Reports.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is September 2, 2020

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
SUMMARY	S-2
SELLING STOCKHOLDERS	S-2
WHERE YOU CAN FIND MORE INFORMATION	S-3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	S-3

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ABOUT THIS PROSPECTUS SUPPLEMENT

This Prospectus Supplement and the prospectus to which it relates are part of an effective registration statement on Form S-3 (File No. 333-230290) filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process for the resale by the selling stockholders identified in this Prospectus Supplement of 4,009,324 Shares, including 1,708,144 Shares (the “Warrant Shares”) issuable upon the exercise of Warrants to purchase shares of our Common Stock (the “Warrants”) held by the selling stockholders. Under this “shelf” registration process, the selling stockholders may, from time to time, in one or more offerings, sell the Shares, including the Warrant Shares issuable upon exercise of the Warrants.

The Shares and the Warrants were issued pursuant to the January 28, 2019 private placement transaction by and among the Company and the selling stockholders (the “Private Placement”), as previously reported by the Company on its current report on Form 8-K filed with the SEC on February 1, 2019. The Warrant Shares are held in reserve pursuant to the Registration Rights Agreements entered into by and between the Company and each of the selling stockholders in connection with the private placement transaction.

The Company is not selling any of the Shares and will not receive any proceeds from the resale by the selling stockholders of the Shares; however, while we have an effective registration statement covering the Warrant Shares, we will receive the exercise price of the Warrants, $1.94 per Share, upon their exercise by the selling stockholders; otherwise, the holders of the Warrants would be entitled to a cashless exercise under the terms of the Warrants. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The selling stockholders will pay or assume brokerage commissions and similar charges, if any, incurred for the resale of the Shares.

Each time any of the selling stockholders sell any of the shares offered hereby, we may provide additional prospectus supplements containing specific information about the terms of that offering of such shares, as required under Rule 424 of the Securities Act. These prospectus supplements may also add, update, or change information contained in this Prospectus Supplement, the prospectus, or in documents incorporated by reference in the prospectus. A prospectus supplement which contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to the securities offered under this registration statement. To the extent that any statement that we make in any additional prospectus supplement is inconsistent with statements made in this Prospectus Supplement or in documents incorporated by reference in this Prospectus Supplement, you should rely on the information contained in the additional prospectus supplement. You should carefully read this Prospectus Supplement, the prospectus, and any additional prospectus supplements together with the additional information described under “Where You Can Find More Information” on page S-4 of this Prospectus Supplement before buying any securities in this offering.

You should only rely on the information contained or incorporated by reference in this Prospectus Supplement, the prospectus, any additional prospectus supplements, and any related free writing prospectus. We have not authorized anyone to provide you with information different from what is contained or incorporated by reference into this Prospectus Supplement, the prospectus, any additional prospectus supplements, and any related free writing prospectus. If any person provides you with information that differs from what is contained or incorporated by reference in this Prospectus Supplement, the prospectus, any additional prospectus supplements, and any related free writing prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus Supplement, the prospectus, any additional prospectus supplements, and any related free writing prospectus. You should assume that the information contained in this Prospectus Supplement, the prospectus, any additional prospectus supplements, and any related free writing prospectus is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference therein is accurate only as of the date on its face, regardless of the time of delivery of this Prospectus Supplement, the prospectus, any additional prospectus supplements, and any related free writing prospectus or any sale of a security under this registration statement. These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

This Prospectus Supplement, the prospectus, any additional prospectus supplements, and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this Prospectus Supplement, the prospectus, any additional prospectus supplements, and any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about the resale of the Shares by the selling stockholders identified in this Prospectus Supplement (the “Selling Stockholders”). This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read this entire Prospectus Supplement and the prospectus to which it relates, including the information incorporated by reference herein and therein, including the “Risk Factors” identified in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 25, 2020, as amended, and as supplemented and updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with the financial or other information contained or incorporated by reference in such reports.

The sole purpose of this Prospectus Supplement is to modify certain information in the prospectus set forth under the heading “Selling Stockholders” by providing updated information regarding the Selling Stockholders. No additional securities are being registered by this Prospectus Supplement and no new information regarding the Company is included in this Prospectus Supplement. The following information contained under the heading “Selling Stockholders” in this Prospectus Supplement amends, supplements, and replaces the information contained under the heading “Selling Stockholders” in the prospectus to which this Prospectus Supplement relates.

SELLING STOCKHOLDERS

The Riot securities being offered by the Selling Stockholders were previously issued in the Private Placement completed in January 2019. For additional information regarding the issuances of the Shares and the relationship between the Selling Stockholders and the Company, please see “About Riot Blockchain – Description of Private Placement” in the prospectus to which this Prospectus Supplement relates. We have registered the Shares to permit their resale by the Selling Stockholders from time to time. The Selling Stockholders may sell all, some, or none of the Shares from time to time, at market prices, or at negotiated prices. For more information regarding the sale of the Shares by the Selling Stockholders, please see “Plan of Distribution” in the prospectus to which this Prospectus Supplement relates.

For purposes of the following table, we have assumed that, after completion of this offering, none of the Warrant Shares issuable upon exercise of the Warrants would require stockholder approval and that the Selling Stockholders will not elect to hold any of the shares so issued. The following tables set forth, to our knowledge, information about the Selling Stockholders as of the date of filing of this Prospectus Supplement.

Selling Stockholders*	Shares Beneficially Owned Before Offering (1)	Total Shares to be Offered by Selling Stockholder	Shares Beneficially Owned After Offering(2)	Percentage of Beneficial Ownership After Offering(2)
Oasis Capital LLC	2,162,354(3)	2,162,354(3)	0	0
Harbor Gates Capital LLC	1,281,313(4)	1,281,313(4)	0	0
SG3 Capital LLC	315,657(5)	315,657(5)	0	0
OTA LLC	250,000(6)	250,000(6)	0	0

(1)	Beneficial ownership is determined in accordance with SEC rules. As of August 10, 2020, there were 47,401,473 shares of our common stock issued and outstanding. Beneficial ownership includes any Shares as to which the Selling Stockholder has sole or shared voting power or investment power, and also any Shares which the Selling Stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that Shares are beneficially owned is not an admission on the part of the Selling Stockholder that he, she or it is a direct or indirect beneficial owner of those Shares.
(2)	Assumes the sale by the Selling Stockholders of 100% of the Shares they hold in offerings made pursuant to this Prospectus Supplement. For more information regarding the sale of the Shares by the Selling Stockholders, please see “Plan of Distribution” in the prospectus to which this Prospectus Supplement relates.
(3)	Includes 711,174 Warrant Shares issuable upon the exercise of an equal number of Warrants to purchase Shares held by Oasis Capital LLC.
(4)	Includes 431,313 Warrant Shares issuable upon the exercise of an equal number of Warrants to purchase Shares held by Harbor Gates Capital LLC.
(5)	Includes 315,657 Warrant Shares issuable upon the exercise of an equal number of Warrants to purchase Shares held by SG3 Capital LLC.
(6)	Includes 250,000 Warrant Shares issuable upon the exercise of an equal number of Warrants to purchase Shares held by OTA LLC, which were assigned by Oasis Capital LLC to OTA LLC in July 2020.

*None of the selling stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years. Unless otherwise indicated above, to our knowledge, all persons named in the tables have sole voting and investment power with respect to their shares of or common stock, except to the extent authority is shared under applicable law. Unless otherwise indicated above, to our knowledge, no persons named in the table are a broker-dealer or affiliated with any broker-dealer.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available on our website, https://ir.riotblockchain.com/under the heading “Investors.” The information on this website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Prospectus Supplement and the prospectus to which it relates is part of a registration statement filed with the SEC under the Securities Act on Form S-3 (File No. 333-230290). The SEC allows us to “incorporate by reference” into this Prospectus Supplement the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus Supplement, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this Prospectus Supplement:

•	Annual Report on Form 10-K for the year ended December 31, 2019 filed under Rule 12b-25 extension on March 25, 2020, as amended on Form 10-K/A filed on April 29, 2020;
•	Annual Report on Form 10-K for the year ended December 31, 2018 filed under Rule 12b-25 extension on April 2, 2019, as amended on Form 10-K/A filed on April 23, 2019;
•	Definitive Proxy Statement and materials on Schedule 14A filed on September 20, 2019;
•	Quarterly Reports on Form 10-Q filed on May 8, 2020 for the quarterly period ended March 31, 2020, and on August 10, 2020 for the quarterly period ended June 30, 2020;
•	Current Reports on Form 8-K or Form 8-K/A (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on January 13, 2020, February 3, 2020, February 11, 2020, February 14, 2020, February 26, 2020, April 14, 2020, April 20, 2020, May 5, 2020, May 12, 2020, June 5, 2020, June 16, 2020, July 21, 2020, August 18, 2020, and August 27, 2020; and
•	The description of our common stock contained in the registration statement on Form 8-A filed with the SEC on August 27, 2007 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

We also incorporate by reference into this Prospectus Supplement and the prospectus to which it relates all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, or (ii) from the date of this Prospectus Supplement but prior to the termination of the offering. These documents include periodic reports, and any amendments thereto, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (303) 794-2000 or by writing to us at the following address:

Riot Blockchain, Inc.
202 6th Street, Suite 401
Castle Rock, CO 80104
(303) 794-2000

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